BDC CAPITAL
500 Edgewater Drive, Suite 555, Wakefield, MA 01880
(781) 928-1100 • Fax (781) 928-1101
www.bdcnewengland.com

May 17, 2021

CPS Technologies Corp.
111 South Worcester Street
Norton, MA 02766

Re: Credit and Security Agreement dated September 25, 2019, (the **"Loan Agreement"**) by and between CPS Technologies Corp. (the **"Borrower"**) and Massachusetts Business Development Corporation (the **"Lender"**) and Related Documents (the **"Transaction Documents"**)

Gentlemen:

Massachusetts Business Development Corporation (MBDC), has agreed to amend the existing loan agreement to make the following changes:

MBDC has agreed to reduce the interest rate from Libor + 6.5% to L+5.5%

MBDC has agreed to reduce the minimum monthly interest rate from $2,500 to $1,200.

Nothing contained in this letter or any communications between the Lender and the Borrower shall be a waiver of any rights or remedies the Lender has or may have against the Borrower, except as specifically provided herein. The Lender hereby reserves and preserves all of its rights and remedies against the Borrower under the Loan Agreement, the Transaction Documents and applicable law.

Assent & Agreed to:

By: ______________________
Grant Bennett
CEO

Very truly yours,
Massachusetts Business Development Corp.

By: ______________________
Stanley J. Horsman
Director of Business Finance

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